Exhibit 107.1

Calculation of Filing Fee Tables

S-3ASR

(Form Type)

COCA-COLA CONSOLIDATED, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities (1)	457(r) (2)	(3)	(3)	(3)	(2)	(2)

Fees to Be Paid	Equity	Convertible Preferred Stock, par value $100.00 per share (1)	457(r) (2)	(3)	(3)	(3)	(2)	(2)

Fees to Be Paid	Equity	Non-Convertible Preferred Stock, par value $100.00 per share (1)	457(r) (2)	(3)	(3)	(3)	(2)	(2)

Fees to Be Paid	Equity	Preferred Stock, par value $0.01 per share (1)	457(r) (2)	(3)	(3)	(3)	(2)	(2)

Fees to Be Paid	Equity	Common Stock, par value $1.00 per share (1)	457(r) (2)	(3)	(3)	(3)	(2)	(2)

Fees to Be Paid	Equity	Class C Common Stock, par value $1.00 per share (1)	457(r) (2)	(3)	(3)	(3)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(3)

An unspecified aggregate initial public offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices by the registrant or by one or more selling security holders. Separate consideration may or may not be received for securities that are issuable upon conversion or exchange of other securities or that are issued in units with other securities registered hereunder. In addition, pursuant to Rule 416(a) under the Securities Act, this registration statement covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or other similar transaction.